(KPMG Audit Plc Letterhead)



                                                                    Exhibit 23.2



                         Consent of Independent Auditors



Board of Directors
Pacific Aerospace & Electronics, Inc.:


We consent to incorporation by reference into this Form S-1 registration statement of Pacific Aerospace & Electronics, Inc. of our report dated March 19, 1998, relating to the balance sheets of Aeromet International PLC as of December 31, 1997 and 1996 and the related statements of operations, shareholder's equity, and cash flows for the years then ended , which report appears in the July 30, 1998 report on Form 8-K of Pacific Aerospace & Electronics, Inc.



/s/ KPMG AUDIT PLC


Birmingham, England
October 30, 1998